UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2009

AMBASSADORS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26420	91-1688605

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2101 4th Avenue, Suite 210, Seattle, Washington 98121
(Address of Principal Executive Offices) (Zip Code)
(206) 292-9606
(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Exchange Offer Commitment and Support Agreements
     On September 4, 2009, Ambassadors International, Inc. (the “Company”) entered into three separate Exchange Offer Commitment and Support Agreements (the “Support Agreements”), one with each of three unaffiliated investment funds that have invested in the Company’s 3.75% Convertible Senior Notes due 2027 (the “Convert Notes”). These three holders of Convert Notes (each, a “Noteholder”) in the aggregate are the beneficial owners of approximately 59.5% in aggregate principal amount of the Convert Notes.
     The Support Agreements relate to a planned exchange offer (the “Exchange Offer”) for up to all of the Convert Notes. Assuming 100% of the holders of the Convert Notes accept the offer and elect to exchange their Convert Notes in the Exchange Offer, the proposed exchange consideration to be offered will be comprised of:
•	$26.5 million aggregate principal amount of newly issued 10% senior secured notes due 2012 (“New Notes”) on which interest will be paid in kind (or in cash at the Company’s election); and

•	approximately 22.3 million shares of newly issued common stock, which will represent approximately 66.67% of the Company’s outstanding common stock, immediately following the Exchange Offer.
     Pursuant to the Support Agreements:
•	The Company and the applicable Noteholder have agreed to work in good faith towards agreeing upon the definitive terms of the Exchange Offer and launching the Exchange Offer as promptly as practicable.

•	The Company and the applicable Noteholder have agreed that they will not (and that their affiliates will not) pursue, work on or negotiate (or authorize their officers or representatives to pursue, work on or negotiate) any other restructuring proposal for the Company, except that the Company may continue to pursue certain existing alternative proposals and any unsolicited alternative transaction for the Company that would, if consummated, result in a transaction that is more favorable to the Company than the Exchange Offer.

•	The applicable Noteholder has agreed to tender all of its Convert Notes (free and clear of any encumbrances or restrictions), whether owned as of the date of the Support Agreement or thereafter acquired, pursuant to and in accordance with the Exchange Offer within ten (10) days following the commencement by the Company of the Exchange Offer and not to withdraw or revoke any such tender unless and until the Support Agreement is terminated in accordance with its terms.

•	The applicable Noteholder has agreed not to transfer any of its Convert Notes, except to another Noteholder that has entered into a Support Agreement or signed a joinder thereto, and not to take any other action with respect to the Convert Notes that would in any way restrict, limit or interfere with the performance of the obligations of the Noteholder under the Support Agreement or the transactions contemplated thereby.

•	The Company has agreed to hold a special meeting of the board of directors within two (2) business days of the consummation of the Exchange Offer and to elect as a director at such meeting one (1) suitably qualified (as reasonably determined by the applicable Noteholder) individual, designated in writing by the applicable Noteholder not later than one week prior to the initially scheduled expiration date of the Exchange Offer, on the condition that at least 58% of the outstanding Convert Notes are acquired in the Exchange Offer. Because the Company has entered into three (3) Support Agreements, three (3) new individuals will be elected to the board of directors.

•	The Company has agreed to reimburse the applicable Noteholder for certain out-of-pocket expenses incurred in connection with the Exchange Offer.

     The obligations of the Noteholders under the Support Agreements terminate if the Company fails to commence the Exchange Offer by October 15, 2009, if the Company fails to consummate the Exchange Offer within 60 days following the commencement date or if the Company provides written notice to the Noteholders that it has determined not to proceed with, or has determined to terminate, the Exchange Offer. In addition, the Support Agreements may be terminated by the Company or the applicable Noteholder due to a material breach of the Support Agreement by the other party or due to a failure, after using good faith efforts, to reach agreement upon reasonably acceptable terms for the Exchange Offer or if the board of directors of the Company determines in good faith that the consummation of the Exchange Offer is inconsistent with the directors’ fiduciary duties.
Item 7.01. Regulation FD Disclosure.
     On September 11, 2009, the Company issued a press release announcing its restructuring plan to reduce its outstanding debt by up to $70.5 million, including its plan to commence the Exchange Offer and the Company’s entry into the Support Agreements, which press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Press Release dated September 11, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.
Date: September 11, 2009	By:	/s/ Arthur A. Rodney
Arthur A. Rodney
Chief Executive Officer

Exhibit Index

Exhibit	Description of Exhibit
99.1	Press Release dated September 11, 2009.